AmC

FILED
AUG 08 2013
STATE TREASURER

C-102A Rev 12/93

New Jersey Division of Revenue

Certificate of Amendment to the Certificate of Incorporation
(For Use by Domestic Profit Corporations)

0100639478

Pursuant to the provisions of Section 14A:9-2 (4) and Section 14A:9-4 (3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation.

1. The name of the corporation is:

Global Digital Solutions, Inc.

2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 28th day of July, 2013

Resolved, that Article IV(a) of the Certificate of Incorporation be amended to read as follows:

See Attachment A hereto which is incorpoarted herein by reference.

3. The number of shares outstanding at the time of the adoption of the amendment was: 89,342,117

The total number of shares entitled to vote thereon was: 89,342,117

If the shares of any class or series of shares are entitled to vote thereon as a class, set forth below the designation and number of outstanding shares entitled to vote thereon of each such class or series. (Omit if not applicable).

Common, 89,342,117

4. The number of shares voting for and against such amendment is as follows: (If the shares of any class or series are entitled to vote as a class, set forth the number of shares of each such class and series voting for and against the amendment, respectively).

Number of Shares Voting for Amendment	Number of Shares Voting Against Amendment
45,865,029 *	0

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, set forth a statement of the manner in which the same shall be effected. (Omit if not applicable).

6. Other provisions: (Omit if not applicable).

BY: [signature]
(Signature)

Dated this 30th day of JULY, 2013

WILLIAM J. DELGADO
PRESIDENT

May be executed by the Chairman of the Board, or the President, or a Vice President of the Corporation.

* - Such action was taken by a majority of shareholders acting by written consent.

52602898
J465I587

Attachment A

(a) Authorized Shares. The aggregate number of shares which the corporation shall have the authority to issue is One Hundred Eighty Five Million (185,000,000) shares. One Hundred Seventy Five Million (175,000,000) shares shall be designated "Common Stock", and shall have a par value of $.001. Ten Million (10,000,000) shares shall be designated "Preferred Stock", and shall have a par value of $.001 per share.